Exhibit 99.1

Contacts:
Stacy A. Kruse
Chief Financial Officer and Treasurer
Wilsons The Leather Experts Inc.
(763) 391-4000
For Immediate Release
Wilsons The Leather Experts Inc. Announces
Second Quarter 2006 Operating Results
     MINNEAPOLIS — (BUSINESS WIRE) — August 15, 2006 — Wilsons The Leather Experts Inc. (NASDAQ: WLSN) today announced results for the second quarter ended July 29, 2006. Net sales decreased 15.8% to $49.2 million compared to $58.4 million for the same period last year.
     Comparable store sales for the second quarter decreased 16.2% compared to an increase of 8.7% in the same period last year.
     Wilsons Leather reported a net loss for the 2006 second quarter of $24.5 million, or $0.63 per basic and diluted share. This compares to a net loss for the 2005 second quarter of $14.0 million, or $0.36 per basic and diluted share.
     Year-to-date sales decreased 13.2% to $123.8 million compared to $142.7 million for the same period last year. Comparable store sales for the six-month period decreased 13.0% compared to an increase of 12.8% for the same period last year.
     The net loss in the first half of 2006 was $31.0 million, or $0.79 per basic and diluted share. This compares to a net loss of $17.8 million, or $0.46 per basic and diluted share, in the first half of 2005.
     Michael Searles, Chairman and Chief Executive Officer, commented, “Our financial performance for the second quarter was poor. As a result of the new brand launch for our Wilsons Leather mall stores, new product will be flowing starting in August and continuing through the fourth quarter. We have taken aggressive markdowns to liquidate non go-forward product and to reduce the density of our merchandise presentation in-store. We are physically reformatting all 296 mall stores with updated fixtures and new layouts and marketing packages to be completed by the end of August. New product execution in accessories, consistent with our strategic focus, will be apparent in the stores by mid September and in outerwear by the fourth quarter. We expect our negative comparable store sales trend and increased markdown activity to continue into the third quarter. Fortunately, approximately 50% of our annual sales are typically done in the fourth quarter. As the Holidays approach we expect to see evidence that our strategies are beginning to take hold as our new product and marketing, combined with our new store renovations become clear to both new and old customers alike. These changes, when fully executed, are designed to make Wilsons Leather a new and relevant brand for the future.”
About Wilsons Leather
     Wilsons Leather is the leading specialty retailer of leather outerwear, accessories and apparel in the United States. As of July 29, 2006, Wilsons Leather operated 422 stores located in 45 states, including 296 mall stores, 112 outlet stores and 14 airport stores.

7401 Boone Avenue North Brooklyn Park, Minnesota 55428
763.391.4000 phone, 763.391.4906 fax, www.wilsonsleather.com

Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Such statements are based on information available to management as of the time of such statements and include statements related to future comparable store sales results, business strategies, changes to merchandise mix and future sales results. Factors that could cause actual results to differ include: changes in customer shopping patterns; competition in our markets; uncertainty in general economic conditions, including rising energy prices; risks associated with our strategic initiatives, including development of our new store concept and wholesale business; continued declines in comparable store sales; unseasonably warm weather; our inability to effectively respond to changes in fashion trends and consumer demands; our inability to grow the business as planned; decreased availability and increased cost of leather; risks associated with foreign sourcing and international business; seasonality of our business; our inability to renew existing license agreements and/or enter into new licensing agreements; the public sale into the market of common stock issued pursuant to options granted under our employee benefit plans or shares issued in our 2004 equity financing or issuable upon exercise of warrants delivered in connection with our equity financing; risks associated with our debt service; risks associated with estimates made by management based on our critical accounting policies; changes to financial accounting standards that may affect our results of operations; loss of key members of our senior management team; concentration of our common stock; volatility of the market price of our common stock; failure of results of operations to meet expectations of research analysts; reliance on third parties for upgrading and maintaining our management information systems; war, acts of terrorism or the threat of either; and interruption in the operation of our corporate offices and distribution center. The information included in this press release is operative as of this date only. Wilsons Leather does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Wilsons Leather will refrain from updating forward-looking statements made in this press release unless it does so through means designed to provide broad distribution of the information to the public.
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WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	July 29,	January 28,	July 30,
	2006	2006(1)	2005
	(Unaudited)		(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$33,559	$45,552	$28,263
Accounts receivable, net	3,577	4,063	2,829
Inventories	64,110	85,645	79,866
Prepaid expenses	3,503	1,987	6,106

TOTAL CURRENT ASSETS	104,749	137,247	117,064

Property and equipment, net	39,998	41,045	42,338
Other assets, net	1,262	1,576	1,891

TOTAL ASSETS	$146,009	$179,868	$161,293

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$13,682	$12,036	$19,240
Accrued expenses	14,916	16,595	18,005
Income taxes payable	1,523	5,685	2,839
Deferred income taxes	70	53	5,585

TOTAL CURRENT LIABILITIES	30,191	34,369	45,669

Long-term debt	20,000	20,000	20,000
Other long-term liabilities	17,359	17,445	17,861
Total shareholders’ equity	78,459	108,054	77,763

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$146,009	$179,868	$161,293

1.	Derived from audited consolidated financial statements.
Note: The Company’s inventories are determined by the retail method on the last-in, first-out (“LIFO”) basis. The difference in inventories between the LIFO method and the first-in, first-out method was not material as of July 29, 2006, January 28, 2006 or July 30, 2005.

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended
	July 29,	July 30,
	2006	2005
NET SALES	$49,158	$58,417
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	47,280	44,989

Gross margin	1,878	13,428

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	24,092	24,568
DEPRECIATION AND AMORTIZATION	3,109	3,581

Operating loss	(25,323)	(14,721)
INTEREST EXPENSE, net	322	683

Loss before income taxes	(25,645)	(15,404)
INCOME TAX BENEFIT	(1,143)	(1,411)

Net loss	$(24,502)	$(13,993)

BASIC AND DILUTED LOSS PER SHARE:
Basic and diluted loss per share	$(0.63)	$(0.36)

Weighted average shares outstanding — basic and diluted	39,146	38,996

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	For the year-to-date period ended
	July 29,	July 30,
	2006	2005
NET SALES	$123,838	$142,746
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	102,230	103,933

Gross margin	21,608	38,813

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	49,672	49,372
DEPRECIATION AND AMORTIZATION	6,281	7,292

Operating loss	(34,345)	(17,851)
INTEREST EXPENSE, net	564	1,346

Loss before income taxes	(34,909)	(19,197)
INCOME TAX BENEFIT	(3,907)	(1,411)

Net loss	$(31,002)	$(17,786)

BASIC AND DILUTED LOSS PER SHARE:
Basic and diluted loss per share	$(0.79)	$(0.46)

Weighted average shares outstanding — basic and diluted	39,125	38,949